EXHIBIT K.4


                   TORTOISE ENERGY INFRASTRUCTURE CORPORATION



                               __________________

                            AUCTION AGENCY AGREEMENT

                          dated as of ________ __, 2004

                                 relating to the

                   MONEY MARKET CUMULATIVE PREFERRED(R) SHARES



                              The Bank of New York

                                as Auction Agent

                            AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of ________ __, 2004, is between Tortoise Energy Infrastructure Corporation (the "Company") and The Bank of New York.

         The Company proposes to issue an aggregate of _,000 shares of its Money Market Cumulative Preferred(R) Shares, $0.001 par value per share, liquidation preference of $25,000 per share (the "MMP Shares"), authorized by, and subject to the terms and conditions of, the Articles Supplementary of Money Market Cumulative Preferred(R) Shares (the "Articles Supplementary").

         The Company desires that The Bank of New York perform certain duties as agent in connection with each Auction of MMP Shares (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the MMP Shares (in such capacity, the "Paying Agent"), upon the terms and conditions set forth in this Agreement, and the Company hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Auction Agent agree as follows:

I. DEFINITIONS AND RULES OF CONSTRUCTION.

         1.1 Terms Defined by Reference to the Articles Supplementary.
             ---------------------------------------------------------

         Capitalized terms used herein but not defined herein shall have the respective meanings specified in the Articles Supplementary.

         1.2 Certain Defined Terms.
             ----------------------

         As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" shall mean a member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

                  (b) "Articles Supplementary" shall mean the Articles Supplementary of Money Market Cumulative Preferred(R) Shares of the Company dated ____________, 2004, specifying the powers, preferences and rights of the MMP Shares.

                  (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

                  (d) "Auction Procedures" shall mean the procedures as from time to time in effect for conducting Auctions that are set forth in
         Part II of the Articles Supplementary.

                  (e) "Authorized Officer" shall mean (i) in the case of the Auction Agent, each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned


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


         to the Dealing and Trading Group of its Corporate Trust Division and every other officer or employee of the Auction Agent designated an "Authorized Officer" for purposes hereof in a written communication delivered to the Company and (ii) in the case of the Company, its Treasurer and every other officer or employee of the Company designated an "Authorized Officer" for purposes hereof in a written communication delivered to the Auction Agent.

                  (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

                  (g) "Closing" shall mean the date the Company consummates the transactions for the issuance and sale of the MMP Shares.

                  (h) "Company Officer" shall mean the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Company and every other officer or employee of the Company designated as a "Company Officer" for purposes hereof in a notice from the Company to the Auction Agent.

                  (i) "Holder" means, with respect to MMP Shares, the registered holder of MMP Shares as the same appears on the share ledger or share records of the Company.

                  (j) "Rate Multiple" shall have the meaning assigned to it in
         Section 2.8.

                  (k) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

         1.3 Rules of Construction.
             ----------------------

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.


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


II. THE AUCTION.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and
             -------------------------------------------------------------
Settlement Procedures.
----------------------

                  (a) The Board of Directors of the Company has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow
         (i) the procedures set forth in this Section 2 and (ii) the Auction Procedures for the purpose of determining the Applicable Rate for the MMP Shares for the next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the terms in this agreement shall control.

         2.2 Preparation for Each Auction; Maintenance of Registry of Existing
             -----------------------------------------------------------------
Holders.
--------

                  (a) As of the date hereof, the Company shall provide the Auction Agent with a list of the Broker-Dealers and shall deliver to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Company shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Company shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent reasonably deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 a.m. on the new Auction Date or 9:15 a.m. on the old Auction Date.

                  (c) The provisions contained in Section 4(b) of Part I of the Articles Supplementary concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Company and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

                  (d) On each Auction Date, the Auction Agent shall determine the Maximum Rate. Not later than 9:30 a.m. on each Auction Date, the Auction Agent shall notify the Company and the Broker-Dealers of the Maximum Rate.

                  (e) (i) The Auction Agent shall maintain a registry of the Existing Holders of the MMP Shares (the "MMP Shares Register") for purposes of Auctions and shall indicate thereon the identity of the Broker-Dealer that submitted the most recent Order in any Auction, which resulted in such Existing Holder continuing to hold or purchase such MMP Shares. The Auction Agent may consider a Broker-Dealer which has submitted an Order as the Existing Holder for the purposes of the MMP Shares Register; provided, that the Auction Agent may request the Broker-Dealer to provide a list of its customers if in its sole discretion it determines to do so. The Auction Agent may conclusively rely upon the information furnished to the Auction Agent by the Broker-Dealer and notices from the Securities Depository regarding the results of redemptions or mandatory tenders.

                           (ii) In the event of any partial redemption of MMP
                  Shares, upon notice by the Company to the Auction Agent of such partial redemption (delivered at least one day prior to the date a notice of redemption is required to be mailed to the Holders of the MMP shares to be redeemed), the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of MMP Shares) from the accounts of which MMP Shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose MMP Shares are to be redeemed) the number of MMP Shares of each such Existing Holder, if any, to be redeemed by the Company, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of MMP Shares shown in the Auction Agent's registry of Existing Holders.

                           (iii) The Auction Agent shall register a transfer of
                  the ownership of MMP Shares from an Existing Holder to another Existing Holder, or to another Person if permitted by the Company, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder only to or through a Broker-Dealer that has entered into a Broker-Dealer Agreement with the Auction Agent and the Company or other persons as the Company permits. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day preceding the Auction. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any MMP Shares if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any MMP Shares and the seller failed to deliver such MMP Shares or (ii) sold any MMP Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such MMP Shares.


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


                  (f) The Auction Agent may, but shall have no obligation to, request that the Broker-Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of MMP Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Company, provided that the Auction Agent reserves the right to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel in writing that its failure to do so would be unlawful or (c) it is advised by its counsel that failure to do so could expose the Auction Agent to loss, liability, claim or damage for which it has not received indemnity or security satisfactory to it.

         2.3 Auction Schedule.
             -----------------

         The Auction Agent shall conduct Auctions on the Business Day immediately prior to the start of each Dividend Period in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Company, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                                  Event
-------------------------------       ---------------------------------------

By 9:30 a.m.                          The Auction Agent shall advise the Company
                                      and the Broker-Dealers of the Reference
                                      Rate and the Maximum Rate as set forth in
                                      Section 2.2(d) hereof.

9:30 a.m. - 1:00 p.m.                 The Auction Agent shall assemble
                                      information communicated to it by
                                      Broker-Dealers as provided in Section 2
                                      of Part II of the Articles Supplementary.
                                      Submission deadline is 1:00 p.m.

Not earlier than 1:00 p.m.            The Auction Agent shall make
                                      determinations pursuant to Section 3 of
                                      Part II of the Articles Supplementary.

By approximately 3:00 p.m.            The Auction Agent shall advise the
                                      Company of the results of the Auction as provided in Section 3(b) of Part II of the Articles Supplementary. Submitted Bid
                                      Orders and Submitted Sell Orders will be accepted and rejected in whole or in part and MMP Shares will be allocated as provided in Section 4 of Part II of the

                                      Articles Supplementary.

                                      The Auction Agent shall give notice of the Auction results as set forth in Section
                                      2.4 hereof.

         The Auction Agent will follow the Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for the bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., and as a result the notice set forth in Section 2.4 will occur earlier.

         2.4 Notice of Auction Results.
             --------------------------

         The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related MMP Shares by telephone or other electronic means acceptable to the parties. The Auction Agent, unless instructed otherwise in writing by the Company, is authorized to release the Winning Bid Rate after each auction for public dissemination.

         2.5 Broker-Dealers.
             ---------------

                  (a) On each Dividend Payment Date, the Auction Agent shall, promptly after its receipt of funds from the Company, pay to each Broker-Dealer, a service charge in the amount equal to: (i) in the case of any Auction immediately preceding a Dividend Period of less than one year, the product of (A) a fraction the numerator of which is the number of days in the Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of MMP Shares placed by such Broker-Dealer, or (ii) the amount mutually agreed upon by the Company and the Broker-Dealers in the case of any Auction immediately preceding a Dividend Period of one year or longer. For the purposes of the preceding sentence, the MMP Shares shall be placed by a Broker-Dealer if such shares were (1) the subject of Hold Orders deemed to have been submitted to the Auction Agent by the Broker-Dealer and were acquired by the Broker-Dealer for its own account or were acquired by the Broker-Dealer for its customers who are Beneficial Owners or (2) the subject of an order submitted by the Broker-Dealer that is (a) a Submitted Bid of an Existing Holder that resulted in the Existing Holder continuing to hold the shares as a result of the Auction or (b) a Submitted Bid of a Potential Holder that resulted in the Potential Holder purchasing the shares as a result of the Auction or (3) the subject of a valid Hold Order. For the avoidance of doubt, only one Broker-Dealer shall be considered to have placed a particular MMP Share at any particular Auction for purposes of this Section 2.5(a).

                  (b) The Company shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior approval of the Auction Agent, which approval shall not be withheld unreasonably. Notwithstanding the foregoing, the Company may designate an Affiliate or Lehman Brothers Inc. to act as a Broker-Dealer.

                  (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company.

                  (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Company shall request in writing.

                  (e) The Auction Agent shall maintain a list of Broker-Dealers.

         2.6 Ownership of MMP Shares and Submission of Bids by the Company and
             -----------------------------------------------------------------
Its Affiliates.
---------------

         Neither the Company nor any Affiliate of the Company may submit an Order in any Auction, except that an Affiliate of the Company that is a Broker-Dealer may submit an Order. The Company shall notify the Auction Agent if the Company or, to the best of the Company's knowledge, any Affiliate of the Company becomes a Beneficial Owner of any MMP Shares. The restrictions in this
Section 2.6 shall in no way limit the activities of the Auction Agent. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

         2.7 Access to and Maintenance of Auction Records.
             ---------------------------------------------

         The Auction Agent shall afford to the Company, its agents, independent public accountants and counsel, at reasonable times during normal business hours, to review and make extracts or copies of (at the Company's sole cost and expense), access to all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Company requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least six years after such Auction, and such records, in reasonable detail, shall reflect accurately and fairly the actions taken by the Auction Agent hereunder. The Company agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section
2.7. The Company reserves the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would be unlawful. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would be unlawful.


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


         2.8 Information Concerning Rates.
             -----------------------------

         If there is any change in the credit rating of MMP Shares by a rating agency (or substitute or successor rating agencies) then rating the MMP Shares that results in any change in the applicable percentage of the Reference Rate used to determine the Maximum Rate for MMP Shares (the "Rate Multiple"), the Company shall notify the Auction Agent of such change in the Rate Multiple by no later than the Business Day immediately preceding such Auction Date. In determining the Maximum Rate on any Auction Date, the Auction Agent shall be entitled to rely on the last Rate Multiple for MMP Shares of which it has most recently received notice from the Company.

III. THE AUCTION AGENT AS PAYING AGENT.

         3.1 The Paying Agent.
             -----------------

         The Board of Directors of the Company has adopted resolutions appointing The Bank of New York as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein with respect to the MMP Shares and as set forth in this Section 3.

         3.2 The Company's Notices to the Paying Agent.
             ------------------------------------------

         Whenever any MMP Shares are to be redeemed, the Company shall mail a Notice of Redemption by first-class mail, postage prepaid, to each Holder of MMP Shares being redeemed and to the Paying Agent pursuant to Section 3(b) of Part I of the Articles Supplementary.

         3.3 The Company to Provide Funds for Dividends and Redemptions.
             -----------------------------------------------------------

                  (a) Not later than 3:00 p.m. on the Business Day preceding each Dividend Payment Date, the Company shall deposit with the Paying Agent an aggregate amount of federal funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

                  (b) If the Company shall give a Notice of Redemption, then by 12:00 noon on the date fixed for redemption, the Company shall deposit in trust with the Paying Agent an aggregate amount of federal funds or similar same-day funds sufficient to redeem such MMP Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of MMP Shares called for redemption upon surrender of the certificate or certificates therefor.

         3.4 Disbursing Dividends and Redemption Price.
             ------------------------------------------

         After receipt of the federal funds or similar same-day funds and instructions from the Company described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the MMP Shares, and (ii) on any date fixed for redemption, the redemption price of any MMP


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


Shares called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Company as set forth in Section 2 of Part I of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Holders of any MMP Shares called for redemption will be determined as set forth in Section 3 of Part I of the Articles Supplementary. The Paying Agent shall have no duty to determine the redemption price and may rely conclusively on the amount thereof set forth in the Notice of Redemption.

IV. THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

         4.1 Original Issue of MMP Share Certificates.
             -----------------------------------------

         On the Original Issue Date for any MMP Share, one certificate for MMP Shares shall be issued by the Company and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

         4.2 Registration of Transfer or Exchange of MMP Shares.
             ---------------------------------------------------

         Except as provided in this Section 4.2, the MMP Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Company shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then, upon such resignation of the Securities Depository, the MMP Shares, at the Company's request and expense, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be endorsed properly for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If there is no Securities Depository, at the Company's option and upon its receipt of such documents as it deems appropriate, any MMP Shares may be registered in the Stock Register in the name of the Beneficial Owner thereof, and such Beneficial Owner thereupon will be entitled to receive certificates therefor and required to deliver certificates thereof upon transfer or exchange thereof at the Company's expense.

         4.3 Removal of Legend.
             ------------------

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing MMP Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such MMP Shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Company Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.


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


         4.4 Lost, Stolen or Destroyed MMP Share Certificates.
             -------------------------------------------------

         The Paying Agent shall, at the Holder's expense, issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Company and by the Paying Agent, subject at all times to provisions of law, the Articles Supplementary governing such matters and resolutions adopted by the Company with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Company to the Paying Agent to issue a replacement or new certificate pursuant to this Section
4.4 shall be deemed to be a representation and warranty by the Company to the Paying Agent that such issuance will comply with provisions of applicable law and the Articles Supplementary and resolutions of the Company.

         4.5 Disposition of Canceled Certificates; Record Retention.
             -------------------------------------------------------

         The Paying Agent shall retain share certificates which have been canceled and any accompanying documentation thereto in accordance with applicable rules and regulations of the Commission for at least six calendar years from the date of such cancellation. The Paying Agent, upon written request by the Company, shall afford to the Company, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Company's sole cost and expense) of such certificates and accompanying documentation. Upon the expiration of this six-year period, the Paying Agent, upon written request by the Company, shall deliver to the Company the canceled certificates and any accompanying documentation. In the event that the Commission requests that any or all such records be furnished to it, the Paying Agent shall provide the Company with prompt written notice of such request so that the Company may appeal such request and the Paying Agent shall cooperate with the Company in any such appeal. In the event that such appeal is unsuccessful, the Paying Agent shall be permitted to furnish to the Commission, either at its principal office or at any regional office, complete, correct and current hard copies of any and all records that were requested by the Commission provided that the Paying Agent shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such records. Thereafter, such records shall not be destroyed by the Company without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

         4.6 Share Register.
             ---------------

         The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of MMP Shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Company in the possession of the Paying Agent, the Paying Agent will notify the Company and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is (a) ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure or (b) advised by its counsel that its failure to do so would be unlawful.

         4.7 Return of Funds.
             ----------------

         Any funds paid to the Paying Agent for the paying of dividends but not applied to the payment of dividends, including interest earned on such moneys, will, to the extent permitted by law, be repaid to the Company at the end of 90 days from the date on which such moneys were to have been so applied. Upon written request, the Company shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the MMP Shares called for redemption on such date and (ii) such other amounts, if any, to which Holders of MMP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Company upon its written request whereupon the Company shall assume all responsibility and liability for compliance with any abandoned or unclaimed property law or regulation. Funds, while deposited with the Auction Agent, will be held in trust for the payment of the applicable dividend, redemption price or, as may be applicable under the Articles Supplementary, other charges.

V. REPRESENTATIONS AND WARRANTIES.

         5.1 Representations and Warranties of the Company.
             ----------------------------------------------

         The Company represents and warrants to the Auction Agent that:

                           (i) the Company has been duly organized and is
                  validly existing as a corporation under the laws of the State of Maryland, and has full power to execute and deliver this Agreement and to authorize, create and issue the MMP Shares;

                           (ii) the Company is registered with the Commission
                  under the 1940 Act as a closed-end, nondiversified, management investment company;

                           (iii) this Agreement has been duly and validly
                  authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                           (iv) the form of the certificate evidencing the MMP
                  Shares complies with all applicable state and federal laws;

                           (v) the MMP Shares have been duly and validly
                  authorized by the Company and, upon completion of the initial sale of the MMP Shares and receipt of payment therefor, will be validly issued by the Company, fully paid and nonassessable;

                           (vi) at the time of the offering of the MMP Shares,
                  the MMP Shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the MMP Shares, except such action as required by applicable state securities laws;

                           (vii) the execution and delivery of this Agreement
                  and the issuance and delivery of the MMP Shares do not and will not conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or by-laws of the Company, any order or decree of any court or public authority having jurisdiction over the Company or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound the effect of which conflict, violation, breach or default would be material to the Company; and

                           (viii) no taxes are payable upon or in respect of the
                  execution of this Agreement or will be payable upon or in respect of the issuance of the MMP Shares.

         5.2 Representations and Warranties of the Auction Agent.
             ----------------------------------------------------

         The Auction Agent represents and warrants to the Company that:

                           (i) the Auction Agent is duly organized and is
                  validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                           (ii) this Agreement has been duly and validly
                  authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject only to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI. THE AUCTION AGENT.

         6.1 Duties and Responsibilities.
             ----------------------------

                  (a) The Auction Agent is acting solely as non-fiduciary agent for the Company hereunder, has only the duties expressly set forth herein, and owes no duties, fiduciary or otherwise to any Person by reason of this Agreement and no implied duties, fiduciary or otherwise, shall be read into this Agreement against the Auction Agent.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of bad faith or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it, or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts.

         6.2 Rights of the Auction Agent.
             ----------------------------

                  (a) The Auction Agent may rely conclusively upon, and shall be fully protected in acting or refraining from acting in accordance with, any communication authorized by this

         Agreement and any proper written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine and appropriately authorized. The Auction Agent shall not be liable for acting upon any telephone communication authorized by this Agreement which the Auction Agent reasonably believes in good faith, after reasonable inquiry, to have been given by the Company or by a Broker-Dealer. The Auction Agent may record telephone communications with the Company or with the Broker-Dealers or with both.

                  (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Auction Agent hereunder in good faith and in reasonable reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. Unless otherwise instructed by the Company in writing, the Auction Agent (i) shall not be obligated to invest any money received by it hereunder and (ii) shall be under no liability for interest on any money received by it hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

                  (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; acts of terrorism; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

                  (f) The Auction Agent shall not be required to, and does not, make any representations as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and those of its authorized officers.

                  (g) Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the dealing and trading business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Company but without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment may be required by law to effect such succession, anything herein to the contrary notwithstanding.

                  (h) All the rights, privileges, immunities and protections granted to the Auction Agent herein are deemed granted to the Paying Agent and The Bank of New York in any of the capacities it undertakes in connection with this Agreement.

                  (i) Whenever in the administration of the provisions of this Agreement, the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate describing such action as requested by the Company or the Broker-Dealer, signed by the Company or the Broker-Dealer, respectively, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or bad faith on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof. Upon receipt of any such certificate signed by the Company or the Broker-Dealer, the Auction Agent shall promptly provide a copy of said certificate to the Broker-Dealer or the Company, respectively. The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document furnished by the Company or the Broker-Dealer, except to the extent that such failure to investigate would be deemed gross negligence.

         6.3 Compensation, Expenses and Indemnification.
             -------------------------------------------

                  (a) The Company shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Company and the Auction Agent, subject to adjustments if the MMP Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

                  (b) The Company shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to the Auction Agent's gross negligence or bad faith, upon submission to the Company of reasonable documentation thereof. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (c) The Company shall indemnify the Auction Agent and its officers, directors, employees and agents for, and hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending themselves against any claim of liability in connection with their exercise or performance of any of their duties hereunder and thereunder, except such as may result from its gross negligence or bad faith.


         6.4 Auction Agent's Disclaimer.
             ---------------------------

         The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the MMP Shares except to the extent otherwise set forth in Section 5.2 and except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

VII. MISCELLANEOUS.

         7.1 Term of Agreement.
             ------------------

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Company may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any MMP Shares remain outstanding, the Company shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Company on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent terminates this Agreement while any MMP Shares remain outstanding, the Company shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                  (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Company and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Company's representations, warranties, covenants and obligations to the Auction Agent under Section 5.1 hereof shall survive the termination hereof. The Auction Agent's representations, warranties, covenants and obligations under Section 5.2 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Company's written request, deliver promptly to the Company or to another authorized party copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the written request of the Company, transfer promptly to the Company or to any successor auction agent any funds deposited by the Company with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

         7.2 Communications.
             ---------------

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

If to the Company,
addressed to:

Tortoise Energy Infrastructure Corporation
10801 Maston Boulevard, Suite 222
Overland Park, KS  66210
Attention:  Terry L. Matlack
Telephone:  (913) 981-1020
Facsimile:  (913) 345-2763

If to the Auction Agent, addressed to:

The Bank of New York
Corporate Trust Department
101 Barclay Street
New York, New York  10286
Attention:  Dealing & Trading Group - Auction Desk
Telephone:  (212) 815-3450
Facsimile:  (212) 815-3440
Email:  BNYCTAuctionUnit@bankofny.com
        -----------------------------

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Company by a Company Officer and on behalf of the Auction Agent by an Authorized Officer.

         7.3 Entire Agreement.
             -----------------

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for written agreements relating to the compensation of the Auction Agent.

         7.4 Benefits.
             ---------

         Nothing herein, express or implied, shall give to any Person, other than the Company, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5 Amendment; Waiver.
             ------------------

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6 Successors and Assigns.
             -----------------------

         This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and permitted assigns of each of the Company and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

         7.7 Severability.
             -------------

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8 Execution in Counterparts.
             --------------------------

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9 Governing Law, Jurisdiction, Waiver of Trial By Jury.
             -----------------------------------------------------

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK). THE PARTIES AGREE HERETO THAT ALL ACTIONS AND PROCEEDINGS ARISING OUT OF THIS AUCTION AGENCY AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK.

         EACH PARTY WAIVES ANY OBJECTION THAT IT MAY HAVE THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK AND STATE OF NEW YORK WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.10 Limitation of Liability. A copy of the Articles of Incorporation of the Company is on file with the Secretary of State of the State of Maryland. This Agreement has been executed on behalf of the Company by an officer of the Company in such capacity and not individually and the obligations of the Company under this Agreement are not binding upon such officer or the shareholders of the Company individually but are binding only upon the assets and property of the Company.



                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                      TORTOISE ENERGY INFRASTRUCTURE CORPORATION


                                      By:_______________________________________
                                         Name:  Terry C. Matlack
                                         Title: Treasurer




                                      THE BANK OF NEW YORK


                                      By:_______________________________________
                                         Name:
                                         Title:

                                    EXHIBIT A
                                    ---------

                         FORM OF BROKER-DEALER AGREEMENT